SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               Amendment No. 2 to
                           Third Amended and Restated
                                  Schedule 13D

                    Under the Securities Exchange Act of 1934


                              CARNIVAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK ($.01 PAR VALUE)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   143658 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               ARNALDO PEREZ, ESQ.
                                 GENERAL COUNSEL
                              CARNIVAL CORPORATION
                              3655 N.W. 87TH AVENUE
                            MIAMI, FLORIDA 33178-2428
                                 (305) 599-2600
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  JULY 20, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 3,653,168
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 3,653,168
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         3,653,168
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         TAMMS MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 3,653,168
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 365,316
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  3,287,852

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         3,653,168
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE CONTINUED TRUST FOR MICKY ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 1,959,010
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 1,959,010
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         1,959,010
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MICKY ARISON 1997 HOLDINGS TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 4,742,708
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 4,742,708
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,742,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1997 HOLDINGS, L.P.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 4,742,708
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 4,742,708
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,742,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  PN

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1997 HOLDINGS, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 4,742,708
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 4,742,708
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,742,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  CO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MICKY ARISON 1994 "B" TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 106,114,284
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 106,114,284
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         18.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1994 B SHARES, L.P.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 106,114,284
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 106,114,284
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         18.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  PN

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MA 1994 B SHARES, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 106,114,284
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 106,114,284
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         18.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  CO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MICKY ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  United States

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 130,539,385
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  93,787,639

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 125,796,677
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         224,387,024
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [X]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         38.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE SHARI ARISON IRREVOCABLE GUERNSEY TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Guernsey, Channel Islands

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: -0-
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: -0-
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  5,102,708

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         5,102,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE CONTINUED TRUST FOR SHARI ARISON DORSMAN
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 4,000,000
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 4,000,000
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  759,010

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,759,010
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE TED ARISON 1994 IRREVOCABLE TRUST FOR SHARI NO. 1
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Jersey, Channel Islands

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: -0-
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: -0-
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  76,787,525

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         76,787,525
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         13.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         SHARI ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  United States and Israel

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 4,000,000
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: -0-
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  4,000,000

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,000,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.7%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MARILYN B. ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  United States and Israel

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 1,032,440
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 1,032,440
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         1,032,440
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [X]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         JMD DELAWARE, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 10,359,010
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  1,000,000

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 11,359,010
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  2,550,460

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         13,909,470
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         2.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  CO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         JAMES M. DUBIN
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  United States

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 44,195,726
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  93,847,639

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 15,110,010
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  130,586,523

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         145,696,933
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         24.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE TED ARISON 1992 IRREVOCABLE TRUST FOR LIN NUMBER
         2
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  United States

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: -0-
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  46,145,830

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 46,145,830
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         46,145,830
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         7.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         ARISON FOUNDATION, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  United States

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 2,250,000
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 2,250,000
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         2,250,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE ROYAL BANK OF SCOTLAND TRUST COMPANY (JERSEY)
         LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  United States

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 3,750,000
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  46,146,830

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 49,896,860
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         49,896,830
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         8.5%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  CO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         CITITRUST (JERSEY) LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Jersey, Channel Islands

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: -0-
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: -0-
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  76,787,525

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         76,787,525
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         13.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  CO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         JMD PROTECTOR, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 33,835,716
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  92,847,639

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 3,750,000
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  122,933,355

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         122,683,355
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         21.7%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  CO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         BALLUTA LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Isle of Man

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: -0-
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: -0-
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  5,102,708

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         5,102,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MARILYN B. ARISON IRREVOCABLE DELAWARE TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 400,000
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 400,000
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  1,032,440

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         1,432,440
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         MBA I, LLC
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 400,000
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 400,000
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  1,032,440

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         1,432,440
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE CONTINUED TRUST FOR MICHAEL ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: 4,000,000
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  -0-

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 4,000,000
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  759,010

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,759,010
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

CUSIP NO. 143658 10 2
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:
         THE MICHAEL ARISON 1999 IRREVOCABLE DELAWARE TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      [ ]
         (b)      [X]
--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):  Not Applicable

--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:  Delaware

--------------------------------------------------------------------------------
Number of         7)       Sole Voting Power: -0-
Shares Bene-
ficially          --------------------------------------------------------------
Owned by          8)       Shared Voting Power:  1,000,000

                  --------------------------------------------------------------
Each Report-      9)       Sole Dispositive Power: 1,000,000
ing Person
                  --------------------------------------------------------------
With              10)      Shared Dispositive Power:  -0-

                  --------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:
         1,000,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):
         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):  OO

--------------------------------------------------------------------------------

                  The Third Amended and Restated Statement on Schedule 13D dated October 14, 1999 (as amended by the Amendment No. 1 of the Third Amended and Restated Statement on Schedule 13D dated May 22, 2000) of TAMMS Investment Company, Limited Partnership, TAMMS Management Corporation, the Continued Trust for Micky Arison, the Micky Arison 1997 Holdings Trust, MA 1997 Holdings, L.P., MA 1997 Holdings, Inc., the Micky Arison 1994 "B" Trust, MA 1994 B Shares, L.P., MA 1994 B Shares, Inc., Micky Arison, the Shari Arison Irrevocable Guernsey Trust, the Continued Trust for Shari Arison Dorsman, the Ted Arison 1994 Irrevocable Trust for Shari No. 1, Shari Arison, Marilyn B. Arison, JMD Delaware, Inc., James M. Dubin, Ted Arison 1992 Irrevocable Trust for Lin No.2, Arison Foundation, Inc., The Royal Bank of Scotland Trust Company (Jersey) Limited, Cititrust (Jersey) Limited, JMD Protector, Inc. and Balluta Limited, is hereby amended as follows:

2.       IDENTITY AND BACKGROUND

                  Item 2 is hereby amended by the addition to the definition of Reporting Persons in paragraph (a) of the following:

                  "(xxxiii) the Marilyn B. Arison Irrevocable Delaware Trust (the "Marilyn Arison Delaware Trust"); (xxxiv) MBA I, LLC ("MBA"), (xxxv) the Continued Trust for Michael Arison (the "Michael Arison Continued Trust"); and (xxxvi) the 1999 Irrevocable Delaware Trust for Michael Arison (the "Michael Arison 1999 Trust").

                  Item 2 is hereby further amended by deleting the last sub-paragraph of paragraph (a), and replacing with the following:

                  "Micky Arison is the Chairman, Chief Executive Officer and a Director of the Issuer, President and Treasurer of TAMMS Corp. and beneficiary of the Micky Arison Continued Trust, the Micky Arison 1997 Trust and the B Trust. Shari Arison is a Director of the Issuer and the beneficiary of the Shari Arison Guernsey Trust, the Shari Arison Continued Trust and the Shari Arison Trust No. 1. Marilyn Arison is the beneficiary of the Lin Trust No. 2 and the Marilyn Arison Delaware Trust. Michael Arison is the beneficiary of the Michael Arison Continued Trust and the Michael Arison 1999 Trust. Micky Arison and Shari Arison are the stepchildren of Marilyn Arison. James M. Dubin is (i) the sole shareholder and an officer of JMD Delaware, the corporate trustee of the Micky Arison 1997 Trust, the B Trust, the Shari Arison Continued Trust, the Micky Arison Continued Trust, the Marilyn Arison Delaware Trust, the Michael Arison Continued Trust and the Michael Arison 1999 Trust, (ii) the sole shareholder and an officer of JMD Protector, the corporate protector of the Lin Trust No. 2, the Shari Arison Trust No. 1, the Marilyn Arison Delaware Trust, the Michael Arison 1999 Trust and the Ted Arison Charitable Trust, a charitable trust and (iii) the sole shareholder of Balluta, the corporate trustee of the Shari Arison Guernsey Trust."

                  Item 2 is further amended by deleting the first three sentences of paragraph (c)(xxxi) and replacing it with the following:

                  "(c)(xxxi) JMD Protector is a Delaware corporation, the principal business of which is to serve as a protector of certain trusts established for the benefit of members of the Arison family or for certain charitable purposes and has certain voting and dispositive rights with respect to the Common Stock held by such trusts. The address of the corporation is c/o Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 10019-6064."

                  Item 2 is further amended by the addition thereto of the following:

                  "(c)(xxxiii) The Marilyn Arison Delaware Trust is a Delaware trust established for the benefit of Marilyn B. Arison. The business address of the Marilyn Arison Delaware Trust is 1201 North Market Street, Wilmington, Delaware 19899-1347. The sole trustee of the Marilyn Arison Delaware Trust is JMD Delaware. The name, residence or business address and principal occupation or employment of each director, executive officer and controlling person of JMD Delaware are set forth in Item 2(c)(v).

                  (c)(xxxiv) MBA is a Delaware limited liability company whose principal purpose is to hold and manage the investments previously held directly by the Marilyn Arison Delaware Trust. The business address of MBA is 1201 North Market Street, Wilmington, Delaware 19899-1347. The two members of MBA are the Marilyn Arison Trust and MDT I, Inc., a Delaware corporation which is wholly owned by the Marilyn Arison Delaware Trust. The principal purpose of MDT I, Inc. is to serve as a member of certain limited liability companies established by the Marilyn Arison Delaware Trust.

                  (c)(xxxv) The Michael Arison Continued Trust is a Delaware trust established for the benefit of Michael Arison. The business address of Michael Arison Continued Trust is 1201 North Market Street, Wilmington, Delaware 19899-1347. The sole trustee of the Michael Arison Continued Trust is JMD Delaware. The name, residence or business address and principal occupation or employment of each director, executive officer and controlling person of JMD Delaware are set forth in Item 2(c)(v).

                  (c)(xxxvi) The Michael Arison 1999 Trust is a Delaware trust established for the benefit of Michael Arison. The business address of the Michael Arison 1999 Trust is 1201 North Market Street, Wilmington, Delaware 19899-1347. The sole trustee of the Michael Arison 1999 Trust is JMD Delaware. The name, residence or business address and principal occupation of employment of each director, executive officer and controlling person of JMD Delaware are set forth in Item 2(c)(v)."

ITEM 4.           PURPOSE OF TRANSACTION.

                  Item 4 is hereby amended by the addition thereto of the following:

                  "Since the last report, TAF Management Company has ceased to be the trustee of the Marilyn Arison Delaware Trust, the Michael Arison Continued Trust and the Michael Arison 1999 Trust. JMD Delaware is now the trustee of these trusts.

                  As a result, the Marilyn Arison Delaware Trust, MBA, the Michael Arison Continued Trust, and the Michael Arison 1999 Trust may be deemed to have become Reporting Persons.

                  In addition, on December 21, 2000, a charitable gift of 2,000,000 shares of Common Stock was made by the B Shares, L.P. to the Foundation. On December 27, 2000, a charitable gift of 1,750,000 shares of Common Stock was made by the Shari Arison Guernsey Trust to a charitable trust (the "Charitable Trust"). Also, on December 27, 2000, a charitable gift of 2,000,000 shares of Common Stock was made by MBA to the Charitable Trust.

                  Finally, on January 8, 2001, Micky Arison was granted 60,000 shares of Common Stock pursuant to the Issuer's 1993 Restricted Stock Plan and his long-term compensation agreement. Mr. Arison contributed such shares of Common Stock to MA 1997, L.P.

                  None of the Reporting Persons have any current plans to change the management or operations of the Issuer."

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended by deleting the fifth, sixth, seventh, eighth, ninth, tenth and eleventh paragraphs and replacing them with the following:

                  "The Micky Arison 1997 Trust beneficially owns 4,742,708 shares of Common Stock (approximately 0.8% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), by virtue of being the sole stockholder of MA 1997, Inc. The Micky Arison 1997 Trust has sole voting and dispositive power with respect to all such shares of Common Stock.

                  MA 1997, L.P. beneficially owns an aggregate of 4,742,708 shares of Common Stock (approximately 0.8% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), all of which it holds directly. MA 1997, L.P. has sole voting and dispositive power with respect to all such shares of Common Stock that it holds directly.

                  MA 1997, Inc. beneficially owns an aggregate of 4,742,708 shares of Common Stock (approximately 0.8% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), by virtue of being the general partner of MA 1997, L.P. MA 1997, Inc. has sole voting and dispositive power with respect to all such shares of Common Stock.

                  The B Trust beneficially owns 106,114,284 shares of Common Stock (approximately 18.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), by virtue of being the sole stockholder of B Shares, Inc., the general partner of B Shares, L.P. The B Trust has sole voting power and dispositive power with respect to all such shares of Common Stock held by B Shares, L.P.

                  B Shares, L.P. beneficially owns an aggregate of 106,114,284 shares of Common Stock (approximately 18.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), which its holds directly. B Shares, L.P. has sole voting and dispositive power with respect to all such shares of Common Stock.

                  B Shares, Inc. beneficially owns an aggregate of 106,114,284 shares of Common Stock (approximately 18.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), by virtue of being the general partner of B Shares, L.P. B Shares, Inc. has sole voting and dispositive power with respect to all such shares of Common Stock.

                  Micky Arison beneficially owns an aggregate of 224,387,024 shares of Common Stock (approximately 38.4% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), 2,144,000 shares of which are underlying vested options which he holds directly, 4,742,708 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the Micky Arison 1997 Trust, 106,114,284 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the B Trust and 111,386,032 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the last will of Ted Arison, dated July 8, 1999. Micky Arison shares voting power with respect to the 46,145,830 shares of Common Stock held by the Lin Trust No. 2, with respect to 46,701,809 shares of Common Stock held by the Shari Arison Trust No. 1 and with respect to 1,000,000 shares of Common Stock held by the Michael Arison 1999 Trust. Micky Arison has sole voting and dispositive power with respect to the 17,538,393 shares of Common Stock held by the 1997 Irrevocable Trust for Micky Arison, the 4,742,708 shares of Common Stock indirectly held by the Micky Arison 1997 Trust and the 106,114,284 shares of Common Stock indirectly held by the B Trust."

                  Item 5 is hereby further amended by deleting the fourteenth paragraph and replacing it with the following:

                  "The Shari Arison Guernsey Trust beneficially owns an aggregate of 5,102,708 shares of Common Stock (approximately 0.9% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000, to be outstanding as of October 10, 2000), 4,000,000 of which it owns directly and 1,102,708 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Shari Arison Guernsey Trust has shared dispositive power over all such shares of Common Stock."

                  Item 5 is hereby further amended by deleting the seventeenth paragraph and replacing it with the following:

                  "Shari Arison beneficially owns 4,000,000 shares of Common Stock (approximately 0.7% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000) directly held by the Shari Arison Guernsey Trust. Shari Arison has sole voting power with respect to 4,000,000 shares directly held by the Shari Arison Guernsey Trust and shared dispositive power with respect to such shares."

                  Item 5 is hereby further amended by deleting the twenty-fifth and twenty- sixth paragraphs and replacing them with the following:

                  "JMD Delaware beneficially owns an aggregate of 13,909,470 shares of Common Stock (approximately 2.4% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), by virtue of being the trustee of the Shari Arison Continued Trust, the Micky Arison Continued Trust, the Marilyn Arison Delaware Trust, the Michael Arison Continued Trust and the Michael Arison 1999 Trust. JMD Delaware has shared voting and sole dispositive power with respect to the shares of Common Stock held by the Michael Arison 1999 Trust. JMD Delaware has sole voting and dispositive power with respect to the shares of Common Stock held by the Micky Arison Continued Trust and certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust and the Michael Arison Continued Trust. JMD Delaware has sole voting and shared dispositive power with respect to certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust and the Michael Arison Continued Trust. Accordingly, JMD Delaware may be deemed to beneficially own such shares for which it exercises voting and dispositive power. JMD Delaware disclaims beneficial ownership of all such shares.

                  James M. Dubin beneficially owns an aggregate of 145,696,933 shares of Common Stock (approximately 24.9% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000, to be outstanding as of October 10, 2000), 1,000 shares of which he holds directly and 152,378,241 shares with respect to which he has a beneficial interest by virtue of being the sole shareholder of JMD Delaware, JMD Protector and Balluta. Mr. Dubin has shared dispositive power with respect to the shares of Common Stock held by the Shari Guernsey Trust. Mr. Dubin has shared voting and sole dispositive power with respect to the shares of Common Stock held by the Lin Trust No. 2, the Michael Arison 1999 Trust and certain shares of Common Stock held by the Shari Arison Trust No. 1. Mr. Dubin has sole voting and dispositive power with respect to the shares of Common Stock held by the Micky Arison Continued Trust and certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust, the Michael Arison Continued Trust and the Shari Arison Trust No. 1. Mr. Dubin has sole voting and shared dispositive power with respect to certain shares of Common Stock held by the Shari Arison Continued Trust, the Marilyn Arison Delaware Trust and the Michael Arison Continued Trust. Accordingly, Mr. Dubin may be deemed to beneficially own such shares for which he exercises voting and dispositive power. Mr. Dubin disclaims beneficial ownership of all such shares, except for the 1,000 shares he holds directly."

                  Item 5 is hereby further amended by deleting the twenty-eighth and twenty-ninth paragraphs and replacing them with the following:

                  "The Foundation beneficially owns the 2,250,000 shares of Common Stock for which it exercises sole voting and dispositive power (approximately 0.4% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000).

                  RBS beneficially owns 49,896,830 shares of Common Stock (approximately 8.5% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), by virtue of being the trustee of the Lin Trust No. 2 and the Charitable Trust. RBS has shared dispositive power with respect to the shares of Common Stock held by the Lin Trust No. 2. RBS has sole voting and dispositive power with respect to the shares of Common Stock held by the Charitable Trust. Accordingly, RBS may be deemed to beneficially own such shares for which it exercises such voting and dispositive power. RBS disclaims beneficial ownership of such shares."

                  Item 5 is hereby further amended by deleting the thirty-first and thirty- second paragraphs and replacing them with the following:

                  "JMD Protector beneficially owns an aggregate of 126,683,355 shares of Common Stock (approximately 21.7% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), by virtue of being the protector of the Shari Arison Trust No. 1, the Lin Trust No. 2 and the Charitable Trust. JMD Protector shares voting and dispositive power with respect to the shares of Common Stock held by the Shari Arison Trust No. 1 and the Lin Trust No. 2. JMD Protector has sole voting and dispositive power with respect to the shares of Common Stock held by the Charitable Trust. Accordingly, JMD Protector may be deemed to beneficially own such shares for which it exercises shared voting and dispositive power. JMD Protector disclaims beneficial ownership of all such shares.

                  Balluta beneficially owns 5,102,708 shares of Common Stock (approximately 0.9% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000, to be outstanding as of October 10, 2000), by virtue of being the trustee of the Shari Arison Guernsey Trust. Balluta shares dispositive power with respect to the 4,000,000 shares of Common Stock directly held by the Shari Arison Guernsey Trust and with respect to 1,102,708 shares of Common Stock held by TAMMS L.P. Accordingly, Balluta may be deemed to beneficially own such shares for which it exercises shared dispositive power. Balluta disclaims beneficial ownership of such shares."

                  Item 5 is hereby further amended by deleting the last paragraph and replacing it by the following:

                  "The Marilyn Arison Delaware Trust beneficially owns an aggregate of 1,400,000 shares of Common Stock (approximately 0.2% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), 400,000 of which it holds beneficially by virtue of its interest in MBA and 1,000,000 of which it holds beneficially by virtue of the limited partnership interest of MBA in TAMMS, L.P. The Marilyn Arison Delaware Trust has sole voting and dispositive power with respect to the 400,000 shares of Common Stock directly held by MBA and exercises shared dispositive power over the 1,032,440 shares of Common Stock held by TAMMS L.P.

                  MBA beneficially owns an aggregate of 1,400,000 shares of Common Stock (approximately 0.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), 400,000 shares of which it holds directly and 1,032,440 shares of which it owns beneficially by virtue of its interest in TAMMS L.P. MBA has sole voting and dispositive power over the 400,000 shares it holds directly and exercises shared dispositive power over the 1,000,000 shares of Common Stock held by TAMMS L.P.

                  The Michael Arison Continued Trust beneficially owns an aggregate of 4,759,010 shares of Common Stock (approximately 0.8% of the total number of shares of Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be outstanding as of October 10, 2000), 4,000,000 of which it holds directly and 759,010 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Michael Arison Continued Trust has sole voting and dispositive power with respect to the 4,000,000 shares of Common Stock held by it and shares dispositive power over the 759,010 shares of Common Stock held by TAMMS L.P.

                  The Michael Arison 1999 Trust owns an aggregate of 1,000,000 shares of Common Stock (approximately 0.2% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000 to be to be outstanding as of October 10, 2000). The Michael Arison 1999 Trust has shared voting power and sole dispositive power with respect to the 1,000,000 shares of Common Stock held by it.

                  The Reporting Persons, as a group, beneficially own an aggregate of 275,082,190 shares of Common Stock (approximately 47.1% of the total number of shares reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 2000, to be outstanding as of October 10,
2000). The Reporting Persons, as a group, have sole voting and dispositive power over all such shares of Common Stock."

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

Exhibit 13 Joint Filing Agreement, dated as of July 20, 2000, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison

                  1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, the Shari Arison Irrevocable Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, Marilyn B. Arison, JMD Delaware, James M. Dubin, the Lin Trust No. 2, the Foundation, RBS, Cititrust, JMD Protector, Balluta, the Marilyn B. Arison Irrevocable Delaware Trust, MBA I, LLC, the Continued Trust for Michael Arison and the Michael Arison 1999 Irrevocable Delaware Trust.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:    January 11, 2001

TAMMS INVESTMENT COMPANY,
LIMITED PARTNERSHIP

By:  TAMMS MANAGEMENT
     CORPORATION, MANAGING
     GENERAL PARTNER

By:  /s/  Micky Arison
     --------------------------
     Micky Arison, President


TAMMS MANAGEMENT
CORPORATION

By:  /s/  Micky Arison
     --------------------------
     Micky Arison, President


CONTINUED TRUST FOR MICKY
ARISON, JMD DELAWARE, INC.,
TRUSTEE

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary of Corporate Trustee


MICKY ARISON 1997 HOLDINGS
TRUST, JMD DELAWARE, INC.,
TRUSTEE

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary of Corporate Trustee


MA 1997 HOLDINGS, L.P., MA 1997
HOLDINGS, INC., GENERAL
PARTNER

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr., Secretary


MA 1997 HOLDINGS, INC.

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr., Secretary


MICKY ARISON 1994 "B" TRUST,
JMD DELAWARE, INC., TRUSTEE

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary of Corporate Trustee


MA 1994 B SHARES, L.P., MA 1994 B
SHARES, INC., GENERAL PARTNER

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary


MA 1994 B SHARES, INC.

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary


/s/  Micky Arison
-------------------------------
Micky Arison

SHARI ARISON IRREVOCABLE
GUERNSEY TRUST, BALLUTA
LIMITED, TRUSTEE

By:  /s/  Philip Scales
     --------------------------
     Philip Scales


CONTINUED TRUST FOR SHARI
ARISON DORSMAN, JMD
DELAWARE, INC., TRUSTEE

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary of Corporate Trustee


TED ARISON 1994 IRREVOCABLE
TRUST FOR SHARI NO. 1, CITITRUST
(JERSEY) LIMITED, TRUSTEE

By:  /s/  Janice Kearsey
     --------------------------
     Janice Kearsey, Director


/s/  Shari Arison
-------------------------------
Shari Arison


/s/  Marilyn B. Arison
-------------------------------
Marilyn B. Arison


JMD DELAWARE, INC.

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary


/s/  James M. Dubin
-------------------------------
James M. Dubin


1992 IRREVOCABLE TRUST FOR LIN
NUMBER TWO, THE ROYAL BANK
OF SCOTLAND TRUST COMPANY
(JERSEY) LIMITED, TRUSTEE

By:  /s/  David Ballingall
     --------------------------
     David Ballingall

By:  /s/  Timothy Renault
     --------------------------
     Timothy Renault


ARISON FOUNDATION, INC.

By:  /s/  Arnaldo Perez
     --------------------------
     Arnaldo Perez


THE ROYAL BANK OF SCOTLAND
TRUST COMPANY (JERSEY) LIMITED

By:  /s/  David Ballingall
     --------------------------
     David Ballingall

By:  /s/  Timothy Renault
     --------------------------
     Timothy Renault


CITITRUST (JERSEY) LIMITED

By:  /s/  Janice Kearsey
     --------------------------
     Janice Kearsey, Director


JMD PROTECTOR, INC.

By:  /s/  James M. Dubin
     --------------------------
     James M. Dubin
     President, Director


BALLUTA LIMITED

By:  /s/  Philip Scales
     --------------------------
     Philip Scales


MARILYN B. ARISON IRREVOCABLE
DELAWARE TRUST, JMD
DELAWARE, TRUSTEE

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary of Corporate Trustee


MBA I, LLC

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Executive Vice President,
     Secretary and Treasurer


CONTINUED TRUST FOR
MICHAEL ARISON,
JMD DELAWARE, TRUSTEE

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary of Corporate Trustee


MICHAEL ARISON 1999
IRREVOCABLE DELAWARE TRUST
JMD DELAWARE, TRUSTEE

By:  /s/  Denison H. Hatch, Jr.
     --------------------------
     Denison H. Hatch, Jr.
     Secretary of Corporate Trustee

                                INDEX TO EXHIBITS
                                -----------------


EXHIBITS
--------

     13 Joint Filing Agreement, dated as of July 20, 2000, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc, Micky Arison, the Shari Arison Irrevocable Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, Marilyn B. Arison, JMD Delaware, James M. Dubin, Ted Arison 1992 Irrevocable Trust for Lin Number Two, Arison Foundation, Inc., The Royal Bank of Scotland Trust Company (Jersey) Limited, Cititrust (Jersey) Limited, JMD Protector, Inc., Balluta Limited the Marilyn B. Arison Irrevocable Delaware Trust, MBA I, LLC, the Continued Trust for Michael Arison and the Michael Arison 1999 Irrevocable Delaware Trust.